As filed with the Securities and Exchange Commission on December 11, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Metaldyne Performance Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1420222
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47659 Halyard Drive Plymouth, MI	48170
(Address of Principal Executive Offices)	(Zip Code)

2014 Equity Incentive Plan

ASP HHI Holdings, Inc. Stock Option Plan

ASP MD Holdings, Inc. Stock Option Plan

ASP Grede Intermediate Holdings LLC 2014 Unit Option Plan

(Full Title of Plan)

Mark Blaufuss

Chief Financial Officer

Metaldyne Performance Group Inc.

47659 Halyard Drive

Plymouth, MI 48170

(Name and address of agent for service)

(734) 207-6200

(Telephone number, including area code, of agent for service)

With a copy to:

Alexander D. Lynch, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000 (Phone)

(212) 310-8007 (Fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2014 Equity Incentive Plan	5,900,000	$15.00(2)	$88,500,000.00	$10,283.70
Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the assumed ASP HHI Holdings, Inc. Stock Option Plan	1,928,335	$3.31(3)	$6,382,788.85	$741.68
Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the assumed ASP MD Holdings, Inc. Stock Option Plan	1,813,745	$5.40(4)	$9,794,223.00	$1,138.09
Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the assumed ASP MD Holdings, Inc. Stock Option Plan	7,900	$10.07(4)	$79,553.00	$9.24
Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the assumed ASP MD Holdings, Inc. Stock Option Plan	169,660	$14.75(4)	$2,502,485.00	$290.79
Common Stock, $0.001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the assumed ASP Grede Intermediate Holdings LLC Unit Option Plan	970,395	$18.66(5)	$18,107,570.70	$2,104.10

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional securities as may be issuable under the 2014 Equity Incentive Plan, the assumed ASP HHI Holdings, Inc. Stock Option Plan, the assumed ASP MD Holdings, Inc. Stock Option Plan and the assumed ASP Grede Intermediate Holdings LLC Unit Option Plan by reason of any stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the initial public offering price of $15.00 per share.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the exercise price of the stock option awards outstanding under the assumed ASP HHI Holdings, Inc. Stock Option Plan.
(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the exercise price of the stock option awards outstanding under the assumed ASP MD Holdings, Inc. Stock Option Plan.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the exercise price of the stock option awards outstanding under the assumed ASP Grede Intermediate Holdings LLC Unit Option Plan.

EXPLANATORY NOTE

This registration statement registers shares of common stock, par value $0.001 per share (“Common Stock”), of Metaldyne Performance Group Inc. (the “Registrant”) that may be issued and sold under the 2014 Equity Incentive Plan (the “2014 Plan”), the shares of Common Stock of the Registrant reserved for issuance pursuant to the stock option awards outstanding under each of the assumed ASP HHI Holdings, Inc. Stock Option Plan (the “HHI Plan”), the assumed ASP MD Holdings, Inc. Stock Option Plan (the “MD Plan”) and the assumed ASP Grede Intermediate Holdings LLC Unit Option Plan (the “Grede Plan” and together with the 2014 Plan, the HHI Plan and the MD Plan, the “Plans”).

PART I

SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

•	The Registrant’s prospectus contained in the Registrant’s Registration Statement on Form S-1, as amended (Reg. No. 333-198316), in which there is set forth the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

•	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1, as amended (Reg. No. 333-198316), which description is incorporated by reference into the Form 8-A filed with the Securities and Exchange Commission on December 5, 2014, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law, or DGCL. Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the Delaware General Corporation Law, as amended. The Registrant intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, will require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The Registrant expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers. The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to the Registration Statement on Form S-1, as amended (Reg. No. 333-198316) provides for indemnification to the Registrant’s directors and officers by the underwriters against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on December 1, 2014 (Registration No. 333-198316)).

4.2	ASP HHI Holdings, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on October 7, 2014 (Registration No. 333-198316)).

4.3	ASP MD Holdings, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on October 28, 2014 (Registration No. 333-198316)).

4.4	ASP Grede Intermediate Holdings LLC Unit Option Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on October 28, 2014 (Registration No. 333-198316)).

5.1	Legal Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of KPMG LLP, an independent registered public accounting firm.

23.2	Consent of KPMG LLP, independent accountants.

23.3	Letter re Unaudited Interim Financial Information of KPMG LLP, an independent registered public accounting firm.

23.4	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.5	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.6	Letter re Unaudited Interim Financial Information of Deloitte & Touche LLP, an independent registered public accounting firm.

23.7	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(a)	provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Royal Oak, State of Michigan, on December 11, 2014.

Metaldyne Performance Group Inc.

By:	/s/ George Thanopoulos
Name:	George Thanopoulos
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of George Thanopoulos or Mark Blaufuss, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George Thanopoulos George Thanopoulos	Chief Executive Officer and Director (Principal Executive Officer)	December 11, 2014

/s/ Mark Blaufuss Mark Blaufuss	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 11, 2014

/s/ Nick Bhambri Nick Bhambri	Director	December 11, 2014

/s/ Loren Easton Loren Easton	Director	December 11, 2014

/s/ Michael Fisch Michael Fisch	Director	December 11, 2014

/s/ William Jackson William Jackson	Director	December 11, 2014

/s/ Kevin Penn Kevin Penn	Director	December 11, 2014

/s/ John Pearson Smith John Pearson Smith	Director	December 11, 2014

/s/ Jeffrey Stafeil Jeffrey Stafeil	Director	December 11, 2014

EXHIBIT INDEX

Exhibit No.	Description
4.1	2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on December 1, 2014 (Registration No. 333-198316)).

4.2	ASP HHI Holdings, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on October 7, 2014 (Registration No. 333-198316)).

4.3	ASP MD Holdings, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on October 28, 2014 (Registration No. 333-198316)).

4.4	ASP Grede Intermediate Holdings LLC Unit Option Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1, as amended, filed with the Securities and Exchange Commission on October 28, 2014 (Registration No. 333-198316)).

5.1	Legal Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of KPMG LLP, an independent registered public accounting firm.

23.2	Consent of KPMG LLP, independent accountants.

23.3	Letter re Unaudited Interim Financial Information of KPMG LLP, an independent registered public accounting firm.

23.4	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.5	Consent of PricewaterhouseCoopers LLP, independent accountants.

23.6	Letter re Unaudited Interim Financial Information of Deloitte & Touche LLP, an independent registered public accounting firm.

23.7	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).